EXHIBIT P(7)

TOCQUEVILLE ASSET MANAGEMENT L.P.

IDENTIFICATION OF POTENTIAL CONFLICTS OF INTEREST

Adopted October 5, 2004

I.	STATEMENT OF POLICY

The Adviser owes its clients honesty and full disclosure. Accordingly, the Adviser will conduct an annual review of its business practices to identify those that might pose a conflict of interest between the Adviser and its clients. The Compliance Officer will assure that all relevant disclosure concerning potential conflicts of interest is included in the Adviser’s Form ADV, will review existing policies and procedures designed to address such conflicts and will develop and implement additional policies and procedures, as needed.

II.	SIGNIFICANT COMPLIANCE RISKS

Listed below are the significant compliance risks that have been identified given the nature of the Adviser’s business.

1.	Breach of fiduciary duty of loyalty

a.	Material/actual apparent conflicts of interest (allocation of investment opportunities, personal investing/insider trading/related issues, dealing with affiliates, and proxy voting)

b.	Breach of fiduciary duty to make full and fair disclosure (ADV updates; other required filings)

c.	Breach of fiduciary duty of confidentiality

2.	Breach of fiduciary duty of care (investment guideline compliance; trade errors)

3.	Regulatory risk (valuation of client holdings; regulatory filings; recordkeeping)

4.	Operational risk (business interruption/recovery).

II.	POTENTIAL CONFLICTS OF INTEREST

In addressing potential conflicts of interest, the Adviser will consider, and will disclose to clients, the following issues, among others, and will also explain how it addresses each potential conflict of interest.

A.	Investment or Brokerage Discretion

1.	Soft dollar arrangements

Potential conflicts of interest arise if the Adviser executes securities trades through brokerage firms that provide soft dollar services to the Adviser. In such cases, the broker would expect commission business in return.

In addition, a conflict of interest exists if the Adviser uses soft dollars to pay expenses that would normally be paid by the Adviser.

The Adviser’s soft dollar and directed brokerage policy requires the Adviser to make a good faith allocation of “mixed use” services and to document its analysis.

The Adviser’s soft dollar and directed brokerage policy, is included in Appendix D1, and requires the Adviser to ensure that soft dollar arrangements are clearly documented and disclosed to clients in the Adviser’s Form ADV Part II.

2.	Equitable Treatment of Accounts

The Adviser has a potential conflict of interest because it manages multiple client accounts. In addition, the Adviser may receive performance-based compensation or higher management fees from certain client accounts, or the Adviser and/or its affiliates may have made significant investments in any given client account. Accordingly, the Adviser may have incentives to favor certain accounts over others.

The Adviser has adopted a “trade allocation and aggregation” policy that is designed to ensure that client accounts are treated fairly and equitably. Although trades are typically allocated based on order size, differences may exist based on a number of factors such as a client’s investment objective or risk profile.

The Adviser has also adopted policies and procedures for managing multiple accounts (included as Appendix Q to the Compliance Manual) which describe additional activities that may involve conflicts in connection with managing multiple accounts and set forth certain procedures to address those conflicts.

The Adviser’s policies and procedures relating to trade aggregation and allocation are included as Appendix C to the Compliance Manual, and are disclosed in its Form ADV Part II.

3.	Cross Trades

Even in situations in which the Adviser believes that there is no disadvantage to its client accounts, cross transactions may nonetheless create a conflict of interest because the Adviser has a duty to obtain the most favorable price for both the selling client and the purchasing client.

The Adviser’s best execution policies and procedures are included in Appendix D to the Compliance Manual.

4.	Affiliated Brokerage

The Adviser routinely utilizes Tocqueville Securities, LP, an affiliate of the Adviser, to execute securities transactions for clients. The Compliance Officer will ensure that the Adviser’s Form ADV includes disclosure that the Adviser will use affiliated broker-dealers to effect transactions for clients and that, based on its best execution policy, best execution is obtained with respect to such transactions. The Adviser will comply with Rule 17e-1 under the Investment Company Act of 1940 and any related fund procedures in connection with its use of an affiliated broker-dealer to effect transactions for any mutual funds it advises. The Adviser will comply with PTE 86-128 in connection with its use of an affiliated broker-dealer to effect transactions for its ERISA clients.

B.	Personal/Proprietary Trading

The Adviser permits officers, employees, and affiliates to trade securities for their own accounts. Under such circumstances, the Adviser has a fiduciary obligation to ensure that these individuals or entities put the interests of the Adviser’s clients before their own personal interests and do not, among other things, “front-run” trades for clients or otherwise favor the individuals’ or related entities’ own accounts.

The Adviser’s policies and procedures regarding personal securities transactions are included in its Code of Ethics (Appendix H to the Compliance Manual) and are disclosed in its Form ADV Part II.

1.	Corporate Opportunities

Portfolio Managers and other employees of the Adviser, through their position with the Adviser, are in a position to take investment opportunities for themselves, before such opportunities are executed on behalf of clients. These individuals owe a duty to the Adviser and its clients to advance their interests.

The Adviser has adopted a Code of Ethics which contains its code of business conduct (Appendix H to the Compliance Manual).

2.	Outside Business Activities

If the Adviser permits employees to engage in outside business activities, there is the potential that such activities will conflict with the employee’s duties to the Adviser and its clients.

The Adviser’s policies and procedures regarding outside business activities of its employees are included in its Code of Ethics (Appendix H to the Compliance Manual).

3.	Business Gifts and Entertainment; Political Contributions

Employees of the Adviser may periodically give to or receive gifts from clients and vendors or attend business entertainment events. Gifts and entertainment may also be considered efforts to gain unfair advantage or may impair the Adviser’s ability to act in the best interests of its clients.

The Adviser and its managing members, executive officers and other individuals with a similar status or function may make political contributions to officials of government entities who are in a position to influence the award of advisory business or to candidates for such office. Such political contributions may improperly influence a government entity’s decision to invest its assets with the Adviser.

The Adviser’s policies and procedures regarding the receipt of gifts and attendance at business entertainment events by its employees are included in its Code of Ethics (Appendix H to the Compliance Manual). The Adviser’s policies and procedures regarding political contributions to officials of government entities who are in a position to influence the award of advisory business and to candidates for such office are included in its Code of Ethics (Appendix H to the Compliance Manual).

4.	Reporting Illegal or Unethical Behavior

Unethical or illegal conduct on the part of employees can damage the Adviser’s reputation and impair its ability to meet its fiduciary duties to clients.

The Code of Ethics describes the Adviser’s policies with respect to business conduct issues. The Code requires employees to report to the Compliance Officer any situation that may involve a conflict of interest or suspected violation of the Code, including any actual or suspected illegal or unethical conduct on the part of other employees of which they become aware or any situations in which they are concerned about the “best course of action”. In addition, employees are required to certify annually that they will comply with the Code. A violation of the Code of Ethics may be cause for reprimand, suspension or termination of employment.

The Adviser’s policies and procedures regarding the reporting of illegal or unethical behavior by its employees are included in its Code of Ethics (Appendix H to the Compliance Manual).

5.	Investments in Securities of Affiliates or Related Persons

If the Adviser, on behalf of its clients, invests in the securities of its affiliates or related persons, the Adviser would have a conflict of interest.

The Adviser may invest client assets in a series of The Tocqueville Trust a diversified, open-end investment company registered under the Investment Company Act of 1940, as amended. The Adviser serves as investment adviser to The Tocqueville Trust. The advisory agreements between the Adviser and those clients whose assets are invested in The Tocqueville Trust provide that advisory fees will not be charged as to that portion of the account invested in a series of The Tocqueville Trust as applicable (effectively offsetting both the applicable Trust’s advisory fee and its Rule 12b-1 expenses payable to the Adviser or its affiliates).

The Adviser’s ability to invest client assets in securities of its affiliated parties is disclosed in its Form ADV Part II.

C.	Insider Trading

Portfolio Managers and other employees of the Adviser, through their position with the Adviser, may learn material non-public information.

The Adviser maintains policies and procedures to prevent insider trading and requires employees to certify, at least annually, that they will comply with such policies and procedures. The Adviser’s policies and procedures relating to insider trading are included as Appendix G to the Compliance Manual.

D.	Valuation of Client Accounts

Inaccurate valuations of client assets could result in higher fees payable by clients to the Adviser or in inaccurate performance information.

The Adviser’s policies and procedures relating to the valuation of securities are included in Appendix E to the Compliance Manual.

E.	Proxy Voting

The Adviser may be in a position where its interests conflict with the best interests of the client when determining how to vote proxies.

The Adviser’s policies and procedures relating to proxy voting are included in Appendix M to the Compliance Manual, and are disclosed in its Form ADV Part II.